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Exhibit 23.1

SATTERLEE STEPHENS BURKE & BURKE LLP
230 PARK AVENUE
NEW YORK, NY 10169-0079
(212) 818 9200

47 MAPLE STREET SUMMIT, NJ 07901 (908) 277-2221 FAX (908) 277-2038	FAX (212) 818-9606/7 www.ssbb.com

June 2, 2006

Union Drilling, Inc.
4055 International Plaza, Suite 610
Fort Worth, Texas 76109

Re:    Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Union Drilling, Inc., a Delaware corporation (the ‘‘Company’’), in connection with the Registration Statement on Form S-8 (the ‘‘Registration Statement’’) that the Company intends to file with the Securities and Exchange Commission (the ‘‘Commission’’) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’). The Registration Statement relates to the registration under the Securities Act of 2,764,308 shares (the ‘‘Shares’’) of the Company’s common stock, par value $0.01 per share (‘‘Common Stock’’) reserved for issuance pursuant to the following stock option plans (collectively, the ‘‘Plans’’): the Company’s Amended and the Restated 2000 Stock Option Plan; the Company’s 2005 Stock Option Plan; and the Stock Option Plan and Agreement between the Company and Christopher D. Strong, and such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plans (such shares together with the Shares are collectively referred to herein as the ‘‘Securities’’).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified, photostatic or facsimile copies thereof, and the authenticity of the originals of such conformed, certified, photostatic or facsimile copies. We have assumed compliance with the terms of the Plans by the Company and its employees, officers, Board of Directors and any committee appointed to administer the Plans.

Based upon the foregoing and subject to the other limitations and qualifications set forth herein, we are of the opinion that, upon issuance and delivery of the Securities in accordance with the terms and conditions of the Plans, and upon receipt by the Company of the full consideration for the Securities as determined pursuant to the Plans, the Securities will be duly authorized, validly issued, fully paid and nonassessable.

In rendering the opinion set forth above we express no opinion as to the laws of any jurisdiction other than the present corporate law of the State of Delaware and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts and circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished or relied upon by any person or entity for any purpose without our prior written consent.

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This firm consents to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Satterlee Stephens Burke & Burke LLP